Exhibit 10.1        EXECUTION VERSION
THIRD AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT
BETWEEN
OAKTREE SPECIALTY LENDING CORPORATION
AND
OAKTREE FUND ADVISORS, LLC
This Third Amended and Restated Investment Advisory Agreement (this “Agreement”) made as of November 14, 2024 and effective as of July 1, 2024 (the “Effective Date”), by and between OAKTREE SPECIALTY LENDING CORPORATION, a Delaware corporation (the “Company”), and OAKTREE FUND ADVISORS, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Company is a closed-end management investment fund that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and
WHEREAS, the Adviser is organized as an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Company and the Adviser are party to that certain second amended and restated investment advisory agreement dated January 23, 2023 by and between the Company and the Adviser (the “Prior Agreement”);
WHEREAS, the Company and the Adviser desire to amend and restate the Prior Agreement to set forth the terms and conditions for the continued provision by the Adviser of investment advisory services to the Company.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.Duties of the Adviser.
(a)The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the reports and/or registration statements that the Company files with the Securities and Exchange Commission (the “SEC”) from time to time; (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s certificate of incorporation and bylaws (each as amended, restated and/or corrected); and (iii) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (A) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (B) identify, evaluate and negotiate the structure of the investments made by the Company; (C) execute, close, monitor and service the Company’s investments; (D) determine the securities and other assets that the Company will purchase, retain, or sell; (E) perform due diligence on prospective portfolio companies; and (F) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to obtain debt financing (or refinance such financing), the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle.
(b)The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein.
(c)The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.
(d)The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(e)Subject to review by and the overall control of the Board, the Adviser shall keep and preserve, in the manner and for the period required by the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.Company’s Responsibilities and Expenses Payable by the Company.
All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company. The Company shall bear all other costs and expenses of its operations and transactions, including (without limitation) fees and expenses relating to: (a) offering expenses; (b) diligence and monitoring of the Company’s financial, regulatory and legal affairs (to the extent an investment opportunity is being considered for the Company and any other accounts managed by Adviser or its affiliates, the Adviser’s out-of-pocket expenses related to the due diligence for such investment will be shared with such other accounts pro rata based on the anticipated allocation of such investments opportunity between the Company and the other accounts); (c) the cost of calculating the Company’s net asset value; (d) the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; (e) management and incentive fees payable pursuant to this Agreement; (f) fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms); (g) transfer agent and custodial fees; (h) fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); (i) allocable out-of-pocket costs incurred in providing managerial assistance to those portfolio companies that request it; (j) fees, interest or other costs payable on or in connection with any indebtedness; (k) federal and state registration fees; (l) any exchange listing fees; (m) federal, state and local taxes; (n) independent directors’ fees and expenses; (o) brokerage commissions; (p) costs of proxy statements, stockholders’ reports and notices; (q) costs of preparing government filings, including periodic and current reports with the SEC; (r) fidelity bond, liability insurance and other insurance premiums; (s) printing, mailing, independent accountants and outside legal costs; (t) all other direct expenses incurred by either the Company’s administrator or the Company in connection with administering the Company’s business, including payments under the Company’s administration agreement with its administrator (as in effect from time to time, the “Administration Agreement”) that will be based upon the Company’s allocable portion of overhead and other expenses incurred by the Company’s administrator in performing its obligations under the Administration Agreement; and (u) the compensation of the Company’s chief financial officer and chief compliance officer, and their respective staffs.
3.Compensation of the Adviser.
The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive or defer, in whole or in part, the Base Management Fee and/or the Incentive Fee. See Appendix A for examples of how these fees are calculated. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. Any portion of a deferred fee payable to the Adviser shall be deferred without interest and may be paid in any quarter prior to the termination of this Agreement as the Adviser may determine upon written notice to the Company.

(a)As of the Effective Date, the Base Management Fee shall be calculated at an annual rate of 1.00% of the Company’s gross assets, including any investments made with borrowings, but excluding any cash and cash equivalents; provided, however, that for the period from July 1, 2024 to January 23, 2025, the Base Management Fee shall be calculated at such an annual rate as to cause (1) the Base Management Fee less (2) previously agreed waivers of $750,000 of Base Management Fees per quarter (with such amount appropriately prorated for any partial quarter) to equal 1.00% of the Company’s gross assets, including any investments made with borrowings, but excluding any cash and cash equivalents. For purposes of this Agreement, the term “cash and cash equivalents” will have the meaning ascribed to it from time to time in the notes to the financial statements that the Company files with the SEC. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the value of the Company’s gross assets at the end of each fiscal quarter, and appropriately adjusted for any equity capital raises or repurchases during such quarter.
(b)Incentive Fee. The Incentive Fee shall consist of two parts, as follows:
(i)The first part, referred to as the “Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Company’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter (or upon termination of the Agreement, as of the termination date). The payment of the Incentive Fee on Income shall be subject to payment of a preferred return to investors each quarter, expressed as a rate of return on the value of the Company’s net assets at the end of the most recently completed calendar quarter, of 1.50%, subject to a “catch up” feature (as described below).
For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies, other than fees for providing managerial assistance) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. In addition, “Pre-Incentive Fee Net Investment Income” does not include any amortization or accretion of any purchase premium or purchase discount to interest income resulting solely from merger-related accounting adjustments in connection with the assets acquired in the merger with Oaktree Strategic Income Corporation or in the merger with Oaktree Strategic Income II, Inc., in each case including any premium or discount paid for the acquisition of such assets, solely to the extent that the inclusion of such merger-related accounting adjustments, in the aggregate, would result in an increase in Pre-Incentive Fee Net Investment Income.
The calculation of the Incentive Fee on Income for each quarter is as follows:

(A)No Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.50% (the “Preferred Return”) on net assets;
(B)100% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Preferred Return but is less than or equal to 1.8182% in any calendar quarter shall be payable to the Adviser. This portion of the company’s Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 17.5% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 1.8182% on net assets in any calendar quarter; and
(C)For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 1.8182% on net assets, the Incentive Fee on Income shall equal 17.5% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, as the Preferred Return and catch-up will have been achieved.
(ii)The second part of the Incentive Fee, referred to as the “Incentive Fee on Capital Gains,” shall be determined and payable in arrears as of the end of each fiscal year (or upon termination of the Agreement, as of the termination date), commencing the fiscal year ended September 30, 2019, and shall equal 17.5% of the Company’s realized capital gains, if any, on a cumulative basis from the beginning of the fiscal year ended September 30, 2019 through the end of each subsequent fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees under this Agreement. Any realized capital gains, realized capital losses, unrealized capital appreciation and unrealized capital depreciation with respect to the Company’s portfolio as of the end of the fiscal year ended September 30, 2018 shall be excluded from the calculations of the second part of the incentive fee. In addition, the calculation of realized capital gains, realized capital losses and unrealized capital depreciation shall (1) not include any such amounts resulting solely from merger-related accounting adjustments in connection with the assets acquired in the merger with Oaktree Strategic Income Corporation or in the merger with Oaktree Strategic Income II, Inc, in each case including any premium or discount paid for the acquisition of such assets, solely to the extent that the inclusion of such merger-related accounting adjustments, in the aggregate, would result in an increase in the Incentive Fee on Capital Gains, (2) include any such amounts associated with the investments acquired in the merger with Oaktree Strategic Income Corporation for the period from October 1, 2018 to the date of closing of such merger, solely to the extent that the exclusion of such amounts, in the aggregate, would result in an increase in the Incentive Fee on Capital Gains and (3) include any such amounts associated with the investments acquired in the merger with Oaktree Strategic Income II, Inc. for the period from August 6, 2018 to the date of closing of such merger, solely to the extent that the exclusion of such amounts, in the aggregate, would result in an increase in the Incentive Fee on Capital Gains.

(c)In certain circumstances the Adviser, any Sub-Adviser, or any of their respective affiliates, may receive compensation from a portfolio company in connection with the Company’s investment in such portfolio company. Any compensation received by the Adviser, Sub-Adviser, or any of their respective affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the 1940 Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser or the Company by the SEC, shall be delivered promptly to the Company and the Company will retain such excess compensation for the benefit of its shareholders.
4.Covenants of the Adviser.
The Adviser covenants that it will maintain its registration as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
5.Brokerage Commissions.
The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.
6.Other Activities of the Adviser.
The services of the Adviser to the Company are not exclusive. Subject to the provisions of the Company’s certificate of incorporation and bylaws (each as amended, restated and/or corrected), the Adviser and its managers, members, principals, officers, employees and agents shall be free to act for their own account or the account of any other Account, and to engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as the Adviser’s services to the Company hereunder are not impaired thereby. The Company agrees that the Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the investments of the Company. Nothing in this Agreement shall limit or restrict the right of any manager, member, principal, officer, employee or agent of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, managers, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, principals, stockholders, members, managers, agents or otherwise, and that the Adviser and directors, officers, employees, partners, principals, stockholders, members, managers and agents of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.
7.Responsibility of Dual Directors, Officers and/or Employees.
If any person who is a manager, member, principal, officer, employee or agent of the Adviser is or becomes a director, manager, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, member, principal, officer, employee and/or agent of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, member, principal, officer, employee or agent of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.
8.Limitation of Liability of the Adviser; Indemnification.
The Adviser (and its officers, managers, members (and their partners or members, including the owners of their partners or members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, members (and their partners or members, including the owners of their partners or members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the

Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.
9.Effectiveness, Duration and Termination of Agreement.
This Agreement shall become effective as of the Effective Date. This Agreement shall remain in effect until December 31, 2025, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board or a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act and each of whom is an “independent director” under applicable New York Stock Exchange listing standards. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s directors or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Paragraph 3 through the date of termination or expiration.
10.Notices.
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.
11.Amendments.
This Agreement may be amended by mutual consent.
12.Entire Agreement; Governing Law.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of New York in the county of New York and of the U.S. District Court for the Southern District of New York.

13.Forum Selection.
Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns must be brought and determined in the state or United States district courts of the State of New York (and may not be brought or determined in any other forum or jurisdiction), and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the sole and exclusive jurisdiction of the aforesaid courts.
14.No Third Party Beneficiary.
Other than expressly provided for in Paragraph 8 of this Agreement, this Agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to stockholders of the Company.
15.Severability.
Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
16.Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.
17.Survival of Certain Provisions.
The provisions of Paragraph 8 of this Agreement shall survive any termination or expiration of this Agreement and the dissolution, termination and winding up of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.
OAKTREE SPECIALTY LENDING CORPORATION
By: /s/ Mathew Pendo
Name: Mathew Pendo
Title: President
OAKTREE FUND ADVISORS, LLC
By: Oaktree Capital II, L.P., its managing member

By: /s/ Mary Gallegly
Name: Mary Gallegly
Title: Authorized Signatory

By: /s/ Jessica Dombroff
Name: Jessica Dombroff
Title: Authorized Signatory

[Signature Page to Third Amended and Restated Investment Advisory Agreement]

Appendix A
Example 1: Incentive Fee on Income for Each Quarter
Alternative 1
Assumptions
Investment income (including interest, dividends, fees, etc.) = 1.80%
Preferred return1 = 1.50%
Management fee2 = 0.25%
Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%
Pre-Incentive Fee net investment income
(investment income – (management fee + other expenses)) = 1.35%
Pre-Incentive Fee Net Investment Income does not exceed the Preferred Return, therefore there is no Incentive Fee on Income.
Alternative 2
Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.25%
Preferred Return1 = 1.5%
Management fee2 = 0.25%
Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%
Pre-Incentive Fee net investment income
(investment income – (management fee + other expenses)) = 1.80%
Incentive Fee = 17.5% × pre-Incentive Fee net investment income, subject to “catch-up”3
= 100% × (1.80% – 1.5%)
= 0.30%
1     Represents 6.0% annualized preferred return.
2     Represents 1.0% annualized management fee.
3     The “catch-up” provision is intended to provide the Adviser with an Incentive Fee of 17.5% on all of our pre-Incentive Fee net investment income as if a preferred return did not apply when our net investment income exceeds 1.5% in any calendar quarter and is not applied once the Adviser has received 17.5% of investment income in a quarter. The “catch-up” portion of our pre-Incentive Fee Net Investment Income is the portion that exceeds the 1.5% preferred return but is less than or equal to approximately 1.8182% (that is, 1.5% divided by (1 – 0.175)) in any fiscal quarter.

Alternative 3
Assumptions
Investment income (including interest, dividends, fees, etc.) = 3.375%
Preferred Return1 = 1.5%
Management fee2 = 0.25%
Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.20%
Pre-Incentive Fee net investment income
(investment income – (management fee + other expenses)) = 2.925%
Incentive Fee = 17.5% × pre-Incentive Fee net investment income, subject to “catch-up”3
Incentive Fee = 100% × “catch-up” + (17.5% × (pre-Incentive Fee net investment income – 1.8182%))
Catch-up = 1.8182% – 1.5% = 0.3182%
Incentive Fee = (100% × 0.3182%) + (17.5% × (2.925% – 1.8182%))
= 0.3182% + (17.5% × 1.1068%)
= 0.3182% + 0.1937%
= 0.5119%
Example 2: Incentive Fee on Capital Gains
Assumptions
•Year 1: $10 million investment made in Company A (“Investment A”), $10 million investment made in Company B (“Investment B”), $10 million investment made in Company C (“Investment C”), $10 million investment made in Company D (“Investment D”) and $10 million investment made in Company E (“Investment E”).
•Year 2: Investment A sold for $20 million, fair market value (“FMV”) of Investment B determined to be $8 million, FMV of Investment C determined to be $12 million, and FMV of Investments D and E each determined to be $10 million.
•Year 3: FMV of Investment B determined to be $8 million, FMV of Investment C determined to be $14 million, FMV of Investment D determined to be $14 million and FMV of Investment E determined to be $16 million.
•Year 4: Investment D sold for $12 million, FMV of Investment B determined to be $10 million, FMV of Investment C determined to be $16 million and FMV of Investment E determined to be $14 million.
•Year 5: Investment C sold for $20 million, FMV of Investment B determined to be $14 million and FMV of Investment E determined to be $10 million
•Year 6: Investment B sold for $16 million and FMV of Investment E determined to be $8 million.

•Year 7: Investment E sold for $8 million and FMV.
These assumptions are summarized in the following chart:

	Investment A	Investment B	Investment C	Investment D	Investment E	Cumulative Unrealized Capital Depreciation	Cumulative Realized Capital Losses	Cumulative Realized Capital Gains
Year 1	$10 million (cost basis)	$10 million (cost basis)	$10 million (cost basis)	$10 million (cost basis)	$10 million (cost basis)	—	—	—
Year 2	$20 million (sale price)	$8 million FMV	$12 million FMV	$10 million FMV	$10 million FMV	$2 million	—	$10 million
Year 3	—	$8 million FMV	$14 million FMV	$14 million FMV	$16 million FMV	$2 million	—	$10 million
Year 4	—	$10 million FMV	$16 million FMV	$12 million (sales price)	$14 million FMV	—	—	$12 million
Year 5	—	$14 million FMV	$20 million (sale price)	—	$10 million FMV	—	—	$22 million
Year 6	—	$16 million (sale price)	—	—	$8 million FMV	$2 million	—	$28 million
Year 7	—	—	—	—	$8 million (sale price)	—	$2 million	$28 million

•Year 1: None
•Year 2:
Capital Gains Fee = 17.5% multiplied by ($10 million realized capital gains on sale of Investment A less $2 million cumulative capital depreciation) = $1.4 million
•Year 3:
Capital Gains Fee = (17.5% multiplied by ($10 million cumulative realized capital gains less $2 million cumulative capital depreciation)) less $1.4 million cumulative Capital Gains Fee previously paid = $1.4 million less $1.4 million = $0.00 million
•Year 4:
Capital Gains Fee = (17.5% multiplied by ($12 million cumulative realized capital gains)) less $1.4 million cumulative Capital Gains Fee previously paid = $2.1 million less $1.4 million = $0.7 million
•Year 5:
Capital Gains Fee = (17.5% multiplied by ($22 million cumulative realized capital gains)) less $2.1 million cumulative Capital Gains Fee previously paid = $3.85 million less $2.1 million = $1.75 million

•Year 6:
Capital Gains Fee = (17.5% multiplied by ($28 million cumulative realized capital gains less $2 million cumulative capital depreciation)) less $3.85 million cumulative Capital Gains Fee previously paid = $4.55 million less $3.85 million = $0.70 million
•Year 7:
Capital Gains Fee = (17.5% multiplied by ($28 million cumulative realized capital gains less $2 million cumulative realized capital losses)) less $4.55 million cumulative Capital Gains Fee previously paid = $4.55 million less $4.55 million = $0.00 million

A-4